The information in the preliminary pricing supplement, as amended by this amendment, is not complete and may be changed. The preliminary pricing supplement, as amended by this amendment, is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-236659 and 333-236659-01

Subject to Completion. Dated June 1, 2020.

Amendment No. 1 to the Preliminary Pricing Supplement dated May 28, 2020 to the Prospectus and Prospectus Supplement, each dated April 8, 2020, the Underlying Supplement No. 1-I dated April 8, 2020 and the Product Supplement No. 4-I dated April 8, 2020

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Capped Enhanced Participation Basket-Linked Notes due 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated May 28, 2020 related to the notes referred to above with the CUSIP and ISIN referred to below (the “preliminary pricing supplement”), the trade date, the original issue date (settlement date), the determination date and the stated maturity date for the notes are set forth below:

Trade Date: on or about June 3, 2020

Original issue date (settlement date): on or about June 10, 2020

Determination date: December 3, 2021

Stated maturity date: December 7, 2021

In addition, the first sentence of the second paragraph under “Summary Information — Key Terms — Supplemental plan of distribution” in the preliminary pricing supplement is deemed to be replaced in its entirety by the following sentence:

“We expect to deliver the notes against payment therefor in New York, New York on or about June 10, 2020, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes.”

Furthermore the second sentence under “Summary Information — Secondary Market Prices of the Notes” in the preliminary pricing supplement is deemed to be replaced in its entirety by the following sentence:

“In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through September 3, 2020.”

CUSIP no.: 48132MAU5

ISIN no.: US48132MAU53

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, “Risk Factors” on page PS-10 of the accompanying product supplement, “Risk Factors” on page US-1 of the accompanying underlying supplement and “Selected Risk Factors” on page PS-16 of the preliminary pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the preliminary pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Amendment No. 1 dated June 1, 2020

You should read this amendment together with the preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

•	Preliminary Pricing Supplement dated May 28, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000161577420006332/s125411_424b2.htm

•	Product supplement no. 4-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007234/crt-dp125068_424b2.pdf

•	Underlying supplement no. 1-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

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